Exhibit 23.5

Consent of iResearch Consulting Group

April 28, 2011

AdChina Ltd.

20/F, Media Zone Jing An

No. 211 Shi Men Yi Road, Shanghai 200041

People’s Republic of China

Ladies and Gentlemen:

iResearch Consulting Group hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of AdChina Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

iResearch Consulting Group further consents to inclusion of, summary of and reference to (i) the information, data and statements from the report entitled “The Rising of Brand Advertising Networks in China is Shaping the Market” and (ii) any other public information, data and statements prepared by iResearch Consulting Group, as well as citation of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshow and other promotional materials in connection with the proposed offering under the Registration Statement.

iResearch Consulting Group also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

For and on behalf of
iResearch Consulting Group

/s/ Henry YANG
Name: Henry YANG
Title: CEO